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PRESS RELEASE                               UNILAB CORPORATION
                                            (AMEX:ULB)
                                            18448 Oxnard Street
                                            Tarzana, CA 91356
                                            www.Unilab.com
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                                                For Further Information:
                                                Melissa Mahoney
                                                Phone: (818) 758-6607
                                                e-mail: IRelations@Unilab.com



IMMEDIATE RELEASE
May 25, 1999


                UNILAB CORPORATION ANNOUNCES DEFINITIVE AGREEMENT
                   TO MERGE WITH AFFILIATE OF KELSO & COMPANY

TARZANA, CA, May 25, 1999 -- Unilab Corporation (AMEX: ULB) today announced that it has signed a definitive agreement to merge with UC Acquisition Sub, Inc., a corporation formed by Kelso & Company. Kelso is a private investment firm based in New York.

The transaction is valued at approximately $420 million, including indebtedness of approximately $145 million which will be refinanced. Unilab will continue to operate as an independent company under its current name.

Pursuant to the Merger Agreement, all but approximately 1.8 million shares of common stock of the Company (approximately 7% of the Company's post-merger shares outstanding) will be converted into the right to receive $5.85 per share in cash, with the Company's current stockholders retaining those 1.8 million shares. Unilab currently has approximately 42 million shares of common stock outstanding, excluding outstanding options and convertible securities. Kelso has the ability to convert the transaction to all cash consideration. In this event, the Company's current stockholders will receive $5.85 in cash for 100% of their shares. The transaction is structured to be accounted for as a recapitalization for accounting purposes.

Following the merger, Kelso and its affiliates are expected to own approximately 93% of the Company's outstanding shares. Kelso and its affiliates will invest approximately $139 million of equity in the transaction.

Unilab's Board of Directors has approved the transaction. BT Alex. Brown Incorporated served as financial advisor to the Company.



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The merger is expected to be completed during the third quarter of 1999 and is subject to approval by the Company's stockholders, the refinancing of the Company's existing indebtedness and obtaining additional financing to pay the merger consideration, the expiration of the applicable waiting period under the Hart-Scott Rodino Act and other customary conditions. A special meeting of Unilab's stockholders will be scheduled as soon as practical following approval of proxy materials by the Securities and Exchange Commission. An affiliate of Kelso has obtained binding commitments for $160 million in senior bank financing and $150 million in bridge financing for the transaction.

Unilab Corporation is the largest provider of clinical laboratory testing services in California through its primary testing facilities in Los Angeles, San Jose and Sacramento and over 300 regional service and testing facilities located throughout the state.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Certain of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Any offering of securities in connection with the merger will be made only by means of a prospectus.